Exhibit 23.1

To Whom It May Concern:

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated April 1, 2026, relating to the financial statements of iSpecimen, Inc., which are contained in that Prospectus, relating to the S-1 schedules, which are contained in the Registration statement.

We also consent to the reference to us under the caption “Experts” in such Prospectus.

Very truly yours,

Bush & Associates CPA LLC (PCAOB 6797)

Las Vegas, Nevada

June 1, 2026

9555 S Eastern Ave., Suite 280, Las Vegas, NV 89123 ● 702.703.5979 ● www.bushandassociatescpas.com